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                                                                Exhibit 10.13

                         UNITED BANK AND TRUST COMPANY
                         SALARY CONTINUATION AGREEMENT

THIS AGREEMENT is made this ______ day of ____________, 1997, by and between UNITED BANK AND TRUST COMPANY, a state commercial bank located in St. Petersburg, Florida (the "Company") and NEIL W. SAVAGE (THE "EXECUTIVE").

                                  INTRODUCTION

         To encourage the Executive to remain an employee of the Company, the Company is willing to provide salary continuation benefits to the Executive. The Company will pay the benefits from its general assets.

                                   AGREEMENT

The Executive and the Company agree as follows:

                                   ARTICLE 1
                                  DEFINITIONS

         1.1 Definitions. Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

                  1.1.1 "Benefit Percentage" means 60 percent.

                  1.1.2 "Change of Control" means: (i) a tender offer made and consummated for the ownership of 25% or more of the outstanding voting securities of the Company; (ii) a merger or consolidation of the Company with another bank or corporation and as a result of such merger or consolidation less than 75% of the outstanding voting securities of the surviving or resulting bank or shareholders of the Company, other than affiliates (within the meaning of the Securities Exchange Act of 1934) of any party to such merger or consolidation, as the same shall have existed immediately prior to such merger or consolidation, (iii) a sale of substantially all of the Company's assets to another bank or corporation which is not a wholly owned subsidiary; or (iv) an acquisition of the Company by a person, within the meaning of
Section 3(a)(9) or Section 13 (d)(3) (as in effect on the date hereof) of the Securities Exchange Act of 1934, of 25% or more of the outstanding voting securities of the Company (whether directly, indirectly, beneficially or of record). For purposes hereof, ownership of voting securities shall take into account and shall include ownership as determined by applying the provisions of Rule 13d-3(d)(1)(I) (as in effect on the date hereof) pursuant to the Securities and Exchange Act of 1934.

                  1.1.3 "Code" means the Internal Revenue Code of 1986, as amended.


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                  1.1.4 "Disability" means, if the Executive is covered by a
Company sponsored disability policy, total disability as defined in such policy without regard to any waiting period. If the Executive is not covered by such a policy, Disability means the Executive suffering a sickness, accident, or injury which, in the judgment of a physician satisfactory to the Company, prevents the Executive from performing substantially all of the Executive's normal duties for the Company. As a condition to any benefits, the Company may require the Executive to submit to such physical or mental evaluations and tests as the Company's Board of Directors deems appropriate.

                  1.1.5 "Early Termination" means the Termination of Employment before Normal Retirement Age for reasons other than Death, Disability, Termination for Cause or following a Change of Control.

                  1.1.6 "Early Termination Date" means the month, day and year in which Early Termination occurs.

                  1.1.7 "Final Pay" means the total annual base salary payable to the Executive at the rate in effect on the date specified. Final Pay shall not be reduced for any salary reduction contributions: (i) to cash or deferred arrangements under Section 401(k) of the Code; (ii) to a cafeteria plan under
Section 125 of the Code; (iii) to a deferred compensation plan that is not qualified under Section 401(a) of the Code.

                  1.1.8 "Normal Retirement Age" means the Executive's 65th birthday.

                  1.1.9 "Normal Retirement Date" means the later of the Normal Retirement Age or Termination of Employment.

                  1.1.10 "Plan Year" means a twelve-month period commencing on ____________ and ending on ___________ of each year. The initial Plan Year shall commence on the effective date of this Agreement, which shall be January 1, 1997.

                  1.1.11  "Termination for Cause" See Section 4.1.

                  1.1.12 "Termination of Employment" means that the Executive ceases to be employed by the Company for any reason whatsoever other than by reason of a leave of absence which is approved by the Company. For purposes of this Agreement, if there is a dispute over the employment status of the Executive or the date of the Executive's Termination of Employment, the Company shall have the sole and absolute right to decide the dispute.



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                                   ARTICLE 2
                               LIFETIME BENEFITS


                  2.1 Normal Retirement Benefit. Upon Termination of Employment on or after the Normal Retirement Age for reasons other than death, the Company shall pay to the Executive the benefit described in this Section 2.1 in lieu of any other benefit under this Agreement.

                           2.1.1 Amount of Benefit. The annual benefit under
this Section 2.1 is the Executive's Final Pay multiplied by the Benefit Percentage.

                           2.1.2 Payment of Benefit. The Company shall pay the
annual benefit to the Executive in 12 equal monthly installments payable on the first day of each month commencing with the month following the Executive's Normal Retirement Date and continuing for 239 additional months.

                           2.1.3 Benefit Increases. Commencing on the first
anniversary of the first benefit payment, and continuing on each subsequent anniversary, the Company's Board of Directors, in its sole discretion, may increase the benefit.

         2.2 Early Termination Benefit. Upon Early Termination, the Company shall pay to the Executive the benefit described in this Section 2.2 in lieu of any other benefit under this Agreement.

                           2.2.1 Amount of Benefit. The annual benefit under
this Section 2.2 is the Executive's Final Pay multiplied by the Benefit Percentage.

                           2.2.2 Payment of Benefit. The Company shall pay the
annual benefit to the Executive in 12 equal monthly installments payable on the first day of each month commencing with the month following the later of the Executive's termination or attainment of age fifty-nine (59) and continuing for 239 additional months.

                           2.2.3 Benefit Increases. Benefit payments may be
increased as provided in Section 2.1.3.

                  2.3 Disability Benefit. If the Executive terminates employment due to Disability prior to Normal Retirement Age, the Company shall pay to the Executive the benefit described in this Section 2.3 in lieu of any other benefit under this Agreement.

                           2.3.1 Amount of Benefit. The annual benefit under
this Section 2.3 is the Executive's Final Pay multiplied by the Benefit Percentage.

                           2.3.2 Payment of Benefit. The Company shall pay the
annual benefit amount to the Executive in 12 equal monthly installments payable on the first day of each month commencing with the month following the Termination of Employment and continuing for 239 additional months.



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                           2.3.3 Benefit Increases. Benefit payments may be
increased as provided in Section 2.1.3.

                  2.4 Change of Control Benefit. Upon a Change of Control, the Company shall pay to the Executive the benefit described in this Section 2.4 in lieu of any other benefit under this Agreement.

                           2.4.1 Amount of Benefit. The annual benefit under
this Section 2.4 is the Executive's Final Pay multiplied by the Benefit Percentage at the time of the Executive's Termination of Employment.

                           2.4.2 Payment of Benefit. The Company shall pay the
annual benefit amount to the Executive in 12 equal monthly installments payable on the first day of each month commencing with the month following the later of age fifty-nine (59) or Termination of Employment and continuing for 239 additional months.

                           2.4.3 Benefit Increases. Benefit payments may be
increased as provided in Section 2.1.3.

                                   ARTICLE 3
                                 DEATH BENEFITS

                  3.1 Death. Upon the death of the Executive, this Agreement shall immediately terminate. Upon the termination of this Agreement, all benefit payments shall cease and the Company shall not be obligated to pay any more benefits. This includes, but is not limited to, the situations where the death of the Executive occurs after benefit payments have commenced and the death of the Executive has occurred after Termination of Employment but before benefit payments have commenced.

                                   ARTICLE 4
                              GENERAL LIMITATIONS

Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement:

                  4.1 Termination for Cause. If the Company terminates the Executive's employment for "cause", which shall be restricted to the following:

                           4.1.1 Gross negligence or gross neglect of
duties which continue to occur after thirty (30) days from the date Executive has received written notice from Company:




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                           4.1.2 Commission of a felony or of a gross
misdemeanor involving moral turpitude; or

                           4.1.3 Fraud, disloyalty, dishonesty or
willful violation of any law or significant Company policy committed in connection with the Executive's employment and resulting in an adverse effect on the Company.

                  4.2 Competition After Termination of Employment. No benefits shall be payable if the Executive, without the prior written consent of the Company, engages in, becomes interested in, directly or indirectly, as a sole proprietor, as a partner in partnership, or as a substantial shareholder in a corporation, or becomes associated with, in the capacity of employee, director, officer, principal, agent, trustee or in any other capacity whatsoever, any enterprise conducted in the trading area (a 50 mile radius) of the business of the Company, which enterprise is, or may deemed to be, competitive with any business carried on by the Company as of the date of termination of the Executive's employment or his retirement. This section shall not apply following a Change of Control.

                  4.3 Suicide or Misstatement. No benefits shall be payable if the Executive commits suicide within two years after the date of this Agreement, or if the Executive has made any material misstatement of fact on any application for life insurance purchased by the Company.

                                   ARTICLE 5
                          CLAIMS AND REVIEW PROCEDURES

                  5.1 Claims Procedure. The Company shall notify any person or entity that makes a claim against the Agreement (the "Claimant") in writing, within ninety (90) days of Claimant's written application for benefits, of his or her eligibility or noneligibility for benefits under the Agreement. If the Company determines that the Claimant is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial,
(2) a specific reference to the provisions of the Agreement on which the denial is based, (3) a description of any additional information or material necessary for the Claimant to perfect his or her claim, and a description of why it is needed, and (4) an explanation of the Agreement's claims review procedure and other appropriate information as to the steps to be taken if the Claimant wishes to have the claim reviewed. If the Company determines that there are special circumstances requiring additional time to make a decision, the Company shall notify the Claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional ninety-day period.

                  5.2 Review Procedure. If the Claimant is determined by the Company not to be eligible for benefits, or if the Claimant believes that he or she is entitled to greater or different benefits, the Claimant shall have the opportunity to have such claim reviewed by the Company by



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filing a petition for review with the Company within sixty (60) days after receipt of the notice issued by the Company. Said petition shall state the specific reasons which the Claimant believes entitle him or her to benefits or to greater or different benefits. Within sixty (60) days after receipt by the Company of the petition, the Company shall afford the Claimant (and counsel, if any) an opportunity to present his or her position to the Company orally or in writing, and the Claimant (or counsel) shall have the right to review pertinent documents. The Company shall notify the Claimant of its decision in writing within the sixty-day period, stating specifically the basis of its decision, written in a manner calculated to be understood by the Claimant and the specific provisions of the Agreement on which the decision is based. If, because of the need for a hearing, the sixty-day period is not sufficient, the decision may be deferred for up to another sixty-day period at the election of the Company, but notice of this deferral shall be given to the Claimant.

                                   ARTICLE 6
                           AMENDMENTS AND TERMINATION

This Agreement may be amended or terminated only by a written agreement signed by the Company and the Executive.

                                   ARTICLE 7
                                 MISCELLANEOUS

                  7.1 Binding Effect. This Agreement shall bind the Executive and the Company, and their beneficiaries, survivors, executors, successors, administrators and transferees.

                  7.2 No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Company, nor does it interfere with the Company's right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive's right to terminate employment at any time.

                  7.3 Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

                  7.4 Reorganization. The Company shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm, or person unless such succeeding or continuing company, firm, or person agrees to assume and discharge the obligations of the Company under this Agreement. Upon the occurrence of such



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event, the term "Company" as used in this Agreement shall be deemed to refer to the successor or survivor company.

                  7.5 Tax Withholding. The Company shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

                  7.6 Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of Florida, except to the extent preempted by the laws of the United States of America.

                  7.7 Unfunded Arrangement. The Executive and beneficiary are general unsecured creditors of the Company for the payment of benefits under this Agreement. The benefits represent the mere promise by the Company to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive's life is a general asset of the Company to which the Executive and beneficiary have no preferred or secured claim.

                  7.8 Recovery of Estate Taxes. If the Executive's gross estate for federal estate tax purposes includes any amount determined by reference to and on account of this Agreement, and if the beneficiary is other than the Executive's estate, then the Executive's estate shall be entitled to recover from the beneficiary receiving such benefit under the terms of the Agreement, an amount by which the total estate tax due by the Executive's estate, exceeds the total estate tax which would have been payable if the value of such benefit had not been included in the Executive's gross estate. If there is more than one person receiving such benefit, the right of recovery shall be against each such person. In the event the beneficiary has a liability hereunder, the beneficiary may petition the Company for a lump sum payment in an amount not to exceed the beneficiary's liability hereunder.

                  7.9 Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

                  7.10 Administration. The Company shall have powers which are necessary to administer this Agreement, including but not limited to:

                           7.10.1 Interpreting the provisions of this
Agreement;

                           7.10.2 Establishing and revising the method of
accounting for the Agreement;

                           7.10.3 Maintaining a record of benefit payments; and



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                           7.10.4 Establishing rules and prescribing any forms
necessary or desirable to administer the Agreement.

                  7.11 Designated Fiduciary. For purposes of the Employee Retirement Income Security Act of 1974, if applicable, the Company shall be the named fiduciary and plan administrator under the Agreement. The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

                  IN WITNESS WHEREOF, the Executive and a duly authorized Company officer have signed this Agreement.

EXECUTIVE:                                   COMPANY:
                                             UNITED BANK AND TRUST COMPANY

______________________________               By:________________________________
Neil W. Savage
                                             Title:_____________________________

GUARANTY: Any obligations of the Company under this Agreement are guaranteed by United Financial Holdings, Inc.

                                             UNITED FINANCIAL HOLDINGS, INC.

                                             By:________________________________

                                             Title:_____________________________


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